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                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-89609




Prospectus supplement          7,500,000 Shares
to prospectus dated
November 23, 1999.

                               [LOGO OF OPENTV]
                            Class A Ordinary Shares

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      This prospectus supplement supplements the prospectus dated November 23,
1999 relating to the initial public offering of OpenTV Corp.'s Class A
Ordinary Shares.

      The following information should be substituted for the language under the caption "Trading Through New ASAS" on page 67 of the prospectus:

Trading Through New ASAS

      Our Class A Ordinary Shares have been approved for listing on the Amsterdam Stock Exchange.

      Trading of our Class A Ordinary Shares on the Amsterdam Stock Exchange will take place through the improved Amsterdam Security Account System ("New ASAS") in the form of ASAS rights ("ASAS Rights").

      Under New ASAS, the legal owner of Class A Ordinary Shares is Nominee Amsterdam Stock Exchange N.V. ("ASAS Nominee"), a wholly-owned subsidiary of the Amsterdam Stock Exchange. The Class A Ordinary Shares owned by ASAS Nominee are deposited in its account with the Bank of New York. For each Class A Ordinary Share so deposited, ASAS Nominee creates an ASAS Right representing the Class A Ordinary Shares which ASAS Right is deposited with the Netherlands securities settlement system, Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. ("NECIGEF"). The ASAS Rights representing Class A Ordinary Shares trade on the Amsterdam Stock Exchange and are cleared by its securities clearing division, AEX-Effectenclearing, and settled through NECIGEF.

      Investors holding ASAS Rights will have a claim, through NECIGEF, for delivery of the Class A Ordinary Shares owned by ASAS Nominee in respect of which such ASAS Rights have been created.

      Prices of the ASAS Rights representing Class A Ordinary Shares on the Amsterdam Stock Exchange will be quoted in U.S. dollars, so that prices thereof may be as closely aligned as possible with those of our Class A Ordinary Shares quoted on the Nasdaq National Market.

      Payments we make in respect of our Class A Ordinary Shares in New ASAS are made through that system. Pursuant to New ASAS procedures, shareholder notices will not be sent directly to investors holding ASAS Rights, but will instead be published in the Daily Official List (Officiele Prijscourant) of the Amsterdam Stock Exchange and in at least one Netherlands newspaper, indicating, when applicable, where shareholders can obtain copies of any documents referred to in the notice.

      The above is only a summary of New ASAS. Investors should consult with their professional advisors if they require more information or if they have any questions about New ASAS or the Amsterdam Stock Exchange.

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         The date of this prospectus supplement is November 29, 1999.